AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated pursuant to the Securities Exchange Act of 1934, as amended, the undersigned agree that the attached Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 14, 2017

FIN POSILLIPO S.P.A.

By:	/s/ Raffaele Petrone
Name:	Raffaele Petrone
Title:	Managing Director

/s/ Raffaele Petrone
Raffaele Petrone, individually

/s/ Massimo Petrone
Massimo Petrone, individually

/s/ Pierluigi Petrone
Pierluigi Petrone, individually

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